Exhibit 3.2

AMENDMENT NO. 2 TO

BYLAWS OF

MOBIVITY HOLDINGS CORP.

(FORMERLY, ARES VENTURES CORP.
AND COMMERCETEL CORPORATION)

1.  Amendment and Restatement of First Sentence of Article 4, Section 4.1.   The first sentence of Article 4, Section 4.1 of the Bylaws of Mobivity Holdings Corp. (the “Corporation”) hereby is amended and restated in its entirety as follows:  “The officers of the corporation shall be a chief executive officer, a president, a secretary, and a treasurer, each of whom shall be appointed by the Board of Directors.”

2.  Addition of New Article 4, Section 4.4. Article 4 of the Bylaws of the Corporation hereby is amended is amended to add the new Section 4.4:

“4.4  Chief Executive Officer

The chief executive officer shall be the principal executive officer of the corporation and, subject to these Bylaws and the control of the Board of Directors, shall generally supervise and control all of the business and affairs of the corporation.  He shall, when present, preside at all meetings of the shareholders.  He may sign, with the secretary or any other proper officer of the corporation thereunto duly authorized by the Board of Directors, certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution  thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise  signed  or  executed.  The chief executive officer shall generally perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.”

Former Sections 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 of Article 4 of the Corporation’s Bylaws are hereby renumbered as Sections 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10, respectively.

3.  Amendment and Restatement of Article 4, Section 4.5 (formerly Section 4.4).   Article 4, Section 4.5 (formerly Section 4.4) of the Bylaws of the Corporation hereby is amended and restated in its entirety as follows:

“4.5  President

Subject to the provisions of these Bylaws and to the control of the Board of Directors, and subject to the supervisory powers of the chief executive officer (if the chief executive officer is an officer other than the president), and subject to such supervisory powers and authority as may be given by the Board of Directors to any other officer, the president shall have the responsibility for the general management the control of the business and affairs of the corporation and the general supervision and direction of all of the officers, employees and agents of the corporation (other than the chief executive officer, if the chief executive officer is an officer other than the president) and shall perform all duties and have all powers that are commonly incident to the office of president or such other duties as from time to time may be assigned to him by the chief executive officer or by the Board of Directors.  In the absence of the chief executive officer or in the event of the chief executive officer's death, inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer.  The president may sign, with the secretary or an assistant secretary, certificates for shares of the corporation the issuance of which have been authorized by resolution of the Board of Directors.”

4.  Certain References.

Article 2, Section 2.2 and Article 3, Section 3.4 of the Bylaws of the Corporation hereby are amended by changing all references to “president” therein to “chief executive officer”.

Article 6, Section 6.1(a) of the Bylaws of the Corporation hereby is amended by changing the reference to “president or a vice-president” therein to “chief executive officer or president”.

The first sentence of Article 9, Section 9.1(a) of the Bylaws of the Corporation hereby is amended by changing the reference to “president, any vice-president, secretary or treasurer” therein to “chief executive officer, president, any vice president, secretary or treasurer”.

*      *      *      *      *

The foregoing Amendment No. 2 to the Corporation’s Bylaws was approved by the Corporation’s Board of Directors in accordance with Article 10, Section 10.1 of the Bylaws on May __, 2013.

/s/ Dennis Becker
Dennis Becker, Chairman and Chief Executive Officer